Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 23, 2011, with respect to (i) the balance sheet of Laredo Petroleum Holdings, Inc. as of August 12, 2011; and (ii) the combined financial statements of Laredo Petroleum as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 contained in the Prospectus (File No. 333-176439), filed on December 15, 2011, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
December 30, 2011